Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Repurchase of Shares from U.S. Treasury

LOS ANGELES, CA — (BUSINESS WIRE) — December 23, 2016 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that the United States Department of the Treasury (the “Treasury”) has sold 4,702,860 shares of the Company’s voting common stock, representing 46.35% of the Treasury’s holdings, and 21.97% of the Company’s total voting shares prior to the sale.  These shares were sold at a price of $1.59 per share.

The sales reduced the U.S. Treasury’s ownership from 47.40% of the Company’s voting shares to 29.35% of the pro forma voting shares, and from 34.89% of the Company’s total shares (voting plus non-voting) to 19.94% of the pro forma total shares.  As a result, the Treasury is no longer the Company’s largest stockholder.

As part of the Treasury’s sales, First Republic Bank made a minority investment of $2.5 million in a combination of voting and non-voting shares of the Company’s common stock.  The Company used the proceeds from the sale of non-voting shares to finance a portion of the shares it repurchased from the Treasury.

Chief Executive Officer, Wayne Bradshaw commented, “I am pleased to announce this major change in our stockholder mix, in which we returned almost half of the capital invested by the U.S. Treasury in 2008 and 2009.  As I mentioned in our press release for the third quarter results, we have completed the transition of Broadway Financial Corporation from an institution that had been spending considerable time and resources on improving internal processes and loan quality to a healthy, sound financial institution that is focused on growth, profits, and value creation for our stockholders.  Similarly, we are now transitioning our stockholder base to return the capital invested by the U.S. Treasury, and replace that capital with investments by private institutions and individuals committed to supporting Broadway’s mission.

“Also, I am pleased to announce that the Bank’s ESOP now holds almost 7% of the Company’s stock, which will provide meaningful long-term incentives for our dedicated employees, and better align their compensation with the interests of our stockholders.

“In addition, I am pleased to announce that we have obtained a minority investment from First Republic Bank, a leading financial institution based in California with a sterling reputation for providing exceptional relationship-based service, and a proven track record of supporting low-to-moderate income communities, such as those served by Broadway.  We are excited to have already begun work on joint efforts to build a strong partnership that will fund loans that benefit low-to-moderate income communities in Southern California.

“Finally, I wish to thank the staff of the United States Treasury for their patient support of Broadway over the past eight years, in particular, during the Company’s transition period, and more recently as we negotiated the repurchase and sales that we are announcing today.”

Concurrently with the Company’s repurchase of shares from the Treasury, three existing stockholders exercised rights to exchange or sell a portion of their shares to maintain their ownership at or below certain percentages of the Company’s voting shares.  These rights had been negotiated in connection with the Company’s recapitalization in August 2013.  In total, 347,015 voting shares were exchanged for an equal number of newly issued non-voting shares, 284,675 of which non-voting shares were issued to CJA Private Equity Financial Restructuring Master Fund I, L.P. (“CJA”) and 62,340 were issued to the National Community Investment Fund (“NCIF”).  In addition, the Company repurchased a total of 139,119 voting shares from Bank of Hope and NCIF at the repurchase price of $1.59 per share.

In total, the Company repurchased 2,513,835 voting shares from the Treasury, Bank of Hope, and NCIF at a total cost of just under $4 million.

After considering the Company’s sale of non-voting shares, and the exchange of voting shares for non-voting shares by CJA and NCIF, the number of voting shares decreased by 2,860,850 shares, the number of non-voting shares increased by 1,084,876 shares, and the net change in the total number of shares outstanding was a decrease of 1,775,974 shares.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is a leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or
Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com